EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contact: Peter J. Meier, CFO Phone: (610) 359-6903 Fax: (610) 359-6908

ALLIANCE BANCORP, INC. OF PENNSYLVANIA REPORTS THIRD
QUARTER RESULTS AND REGULAR QUARTERLY CASH DIVIDEND

Broomall, Pennsylvania.  October 22, 2012 – Alliance Bancorp, Inc. of Pennsylvania (the “Company”) (NASDAQ Global Market:  ALLB) announced today its results for the quarter and nine months ended September 30, 2012.  The Company also announced that its Board of Directors declared a regular quarterly cash dividend on the common stock of the Company of $.05 per share, payable on November 23, 2012 to shareholders of record at the close of business on November 9, 2012.

The Company reported net income of $640,000 or $.12 per share for the quarter ended September 30, 2012 as compared to a net loss of $778,000 or $.15 per share for the quarter ended September 30, 2011.  Net interest income decreased $71,000 or 1.9% to $3.6 million while other income increased $102,000 or 47.9% to $315,000 for the quarter ended September 30, 2012 as compared to the same period in 2011.  Other expenses increased $79,000 or 2.8% to $2.9 million and the provision for loan losses decreased $2.2 million to $225,000 for the quarter ended September 30, 2012 as compared to the same period in 2011.  Income tax expense amounted to $162,000 for the quarter ended September 30, 2012 as compared to an income tax benefit of $572,000 for the same period in 2011.

The decrease in net interest income was primarily due to a $302,000 or 6.4% decrease in interest income on loans and securities, which was partially offset by a decrease of $231,000 or 23.0% in interest expense on customer deposits and borrowings.  The increase in other income was primarily due to a net gain on sale of certain REO properties, which amounted to $125,000.  The increase in other expenses primarily resulted from increases in salaries and employee benefits expense, advertising and marketing costs and FDIC deposit insurance premiums, which were partially offset by lower amounts of professional fees and loan and other real estate owned expense.  The significant decrease in the provision for loan losses in the third quarter of 2012 compared to the third quarter of 2011 was primarily due to providing prior-year additional reserves on two real estate construction loans.  The increase in income tax expense was due to a higher level of taxable income in the 2012 period.

For the nine months ended September 30, 2012, net income amounted to $2.1 million or $.39 per share as compared to net income of $541,000 or $.10 per share for the nine months ended September 30, 2011.  Net interest income decreased $286,000 or 2.6% to $10.7 million while other income increased $1.2 million to $1.7 million for the nine months ended September 30, 2012 as compared to the same period in 2011.  Other expenses increased $555,000 or 6.8% to $8.7 million and the provision for loan losses decreased $2.0 million to $975,000 for the nine months ended September 30, 2012 as compared to $3.0 million for the same period in 2011.  Lastly, income tax expense amounted to $618,000 for the nine months ended September 30, 2012 as compared to an income tax benefit of $232,000 for the same period in 2011.

The decrease in net interest income was primarily due to a $1.0 million or 7.1% decrease in interest income on loans and securities, which was partially offset by a decrease of $717,000 or 22.3% in interest expense on customer deposits and borrowings.  The increase in other income was primarily due to the gain on sale of property held for future development which amounted to $806,000, and to a lesser extent, net gains from the sale of other real estate owned which amounted to $326,000.  The increase in other expenses primarily resulted from increases in salaries and benefits expense, advertising and marketing costs, professional fees and loan and other real estate owned expense, which were partially offset by lower FDIC deposit insurance premiums.  The decrease in the provision for loan losses during the first nine months of 2012 compared to the first nine months of 2011 was primarily due to the prior-year additional reserves on two real estate construction loans.  The increase in income tax expense was due to a higher level of taxable income in the 2012 period.

The Company’s total assets decreased $4.8 million or 1.0% to $464.7 million at September 30, 2012 as compared to $469.5 million at December 31, 2011.  Cash and cash equivalents increased $11.0 million or 11.5% to $106.9 million, while net loans receivable decreased $9.0 million or 3.2% to $276.3 million.  Investment and mortgage-backed securities decreased $6.7 million or 11.8% to $49.9 million at September 30, 2012.  Customer deposits decreased $2.6 million or 0.7% to $373.4 million and borrowings decreased $758,000 or 19.5% to $3.1 million at September 30, 2012.  Total stockholders’ equity amounted to $81.6 million or 17.6% of total assets as of September 30, 2012 compared to $83.0 million or 17.7% of total assets at December 31, 2011.

Nonperforming assets decreased $4.7 million to $12.3 million or 2.65% of total assets at September 30, 2012 as compared to $17.0 million or 3.63% of total assets at December 31, 2011.  The nonperforming assets at September 30, 2012 included $7.2 million in nonperforming loans and $5.1 million in other real estate owned.  The decrease in nonperforming assets was primarily due to a $7.2 million decrease in nonperforming loans offset by a $2.5 million increase in other real estate owned as of September 30, 2012.  These changes were primarily due to the transfer of $4.4 million of former nonperforming real estate loans to other real estate owned during the nine months ended September 30, 2012.  As of September 30, 2012, nonperforming loans included $1.7 million in single-family residential real estate loans, $2.0 million in commercial real estate loans, a $3.2 million real estate construction loan and $333,000 in student loans, which are fully guaranteed by the U.S. Government.

Regarding the $3.2 million nonperforming real estate construction loan referred to above, the Company anticipates that a sale by the borrowers will close by year end 2012.  Management expects no further loss from this loan.  Also, one multi-family property valued at $2.7 million and currently held in other real estate owned is under an agreement of sale and is expected to close by year end 2012.  This property is being managed and operated by the buyers under a separate management agreement at no cost to the Bank until the sale is consummated.  The allowance for loan losses amounted to $4.5 million or 61.8% of nonperforming loans at September 30, 2012 as compared to $4.0 million or 27.7% at December 31, 2011.

Alliance Bancorp, Inc. of Pennsylvania is the holding company for Alliance Bank, a Pennsylvania chartered, FDIC-insured savings bank headquartered in Broomall, Pennsylvania.  Alliance Bank operates nine full-service branch offices located in Delaware and Chester Counties, Pennsylvania.

This news release contains forward-looking statements.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include the words “believe,” “expect,” “anticipate,” “intend’” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”

Forward-looking statements, by their nature, are subject to risks and uncertainties.  A number of factors – many of which are beyond the Company’s control – could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements.  The Company’s reports filed from time-to-time with the Securities and Exchange Commission describe some of these factors, including general economic conditions, changes in interest rates, deposit flows, the cost of funds, changes in credit quality and interest rate risks associated with the Company’s business and operations.  Forward-looking statements speak only as of the date they are made.  The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.

ALLIANCE BANCORP, INC. OF PENNSYLVANIA

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Interest income	$4,404	$4,706	$13,201	$14,204
Interest expense	774	1,005	2,492	3,209
Net interest income	3,630	3,701	10,709	10,995
Provision for loan losses	225	2,425	975	3,025
Other income	315	213	1,740	533
Other expenses	2,918	2,839	8,749	8,194
Income (Loss) before tax expense (benefit)	802	(1,350)	2,725	309
Income tax expense (benefit)	162	(572)	618	(232)
Net income (loss)	$ 640	$ (778)	$ 2,107	$ 541

Basic earnings (loss) per share	$0.12	$(0.15)	$0.40	$0.10

Diluted earnings (loss) per share	$0.12	$(0.15)	$0.39	$0.10

UNAUDITED SELECTED CONSOLIDATED FINANCIAL DATA
(In thousands)

			September 30,	December 31,
			2012	2011
Total assets			$464,730	$469,487
Cash and cash equivalents			106,863	95,852
Investment and mortgage-backed securities			49,860	56,548
Loans receivable - net			276,293	285,297
Deposits			373,447	376,048
Borrowings			3,120	3,878
Total stockholders' equity			81,590	82,995

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